UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): May 28, 2013
PRIMERICA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34680	27-1204330
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Primerica Parkway Duluth, Georgia 30099
(Address of Principal Executive Offices)

(770) 381-1000
(Registrant's telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.
On May 28, 2013, Primerica, Inc. (“Primerica” or the “Company”) entered into an agreement to repurchase 2,488,621 shares of Primerica common stock and warrants exercisable for 4,103,110 shares of Primerica common stock beneficially owned by Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. (together, “Warburg Pincus”), at a purchase price of $34.67 per outstanding share and at a purchase price for the warrants equal to $16.67 per underlying share (which represents the closing price of Primerica common stock on May 28, 2013, less the warrant exercise price per share). The aggregate purchase price for the shares and the warrants is approximately $154.7 million. The purchase price was determined based on the closing price of Primerica common stock on May 28, 2013. The repurchase transaction is expected to be completed in June 2013. Following the repurchase transaction, Warburg Pincus will no longer own any of Primerica's outstanding common stock. A copy of the press release is attached hereto as Exhibit 99.1 and a copy of the repurchase agreement is attached hereto as Exhibit 99.2.
For information about the Company's other relationships with Warburg Pincus and its affiliates, see the section entitled “Related Party Transactions” included in the Company's Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 5, 2013, which section is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.
99.1	Press Release, dated May 28, 2013 - Primerica Announces Repurchase of Remaining Shares Held by Warburg Pincus
99.2	Share Repurchase Agreement, dated as of May 28, 2013, by and between Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and Primerica, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2013		PRIMERICA, INC.

	By:	/s/ Peter W. Schneider
Peter W. Schneider
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 28, 2013 - Primerica Announces Repurchase of Remaining Shares Held by Warburg Pincus
99.2	Share Repurchase Agreement, dated as of May 28, 2013, by and between Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and Primerica, Inc.